EXHIBIT 10.1
AMENDMENT TO
QUANEX CORPORATION
LONG-TERM INCENTIVE PLAN
THIS AGREEMENT entered into by Quanex Corporation (“Quanex”) shall be effective as of the 1st day of January 2005.
W I T N E S S E T H :
WHEREAS, Quanex maintains the Quanex Corporation Long-Term Incentive Plan (the “Plan”);
WHEREAS, the Plan is not intended to be subject to section 409A of the Internal Revenue Code of 1986, as amended by the American Jobs Creation Act of 2004 (“Section 409A”);
WHEREAS, Article VIII of the Plan provides that Quanex may amend the Plan from time to time;
WHEREAS, the Quanex has determined that the Plan should be amended to clarify that it is not subject to Section 409A;
WHEREAS, the Board of Directors of the Quanex approved resolutions to amend the Plan effective as stated above;
NOW, THEREFORE, the Plan is hereby amended, effective as stated above, as follows:
Section 5.5 of the Plan is amended and restated in its entirety to read as follows:
5.5 Time of Payment. Unless a Change of Control occurs during the Performance Period, Quanex shall pay a Grantee the aggregate amount due to the Grantee under the Plan with respect to such Performance Period as soon as administratively practicable after the end of the Performance Period and in no event shall payment of the incentive award be made later than the March 15th following the close of the calendar year in which the participant no longer has a substantial risk of forfeiture with respect to the award within the meaning of section 409A of the Code.
If during a Performance Period a Change of Control occurs either prior to the date of a Grantee’s Separation From Service or within 120 days after the Grantee’s Separation From Service, Quanex shall pay the Grantee the aggregate amount due the Grantee under the Plan with respect to such Performance Period as soon as administratively practicable after the date of the Change of Control and in any event no later than the earlier of 120 days after the date of the Change of Control or 2 1/2 months after the close of the calendar year in which the Change of Control occurs.

Notwithstanding any other provision of the Plan to the contrary, if the Company determines that as a result of the application of section 162(m) of the Code the Company would not be entitled to take a deduction for part or all of the compensation payable to a Grantee under an Award, then, unless a Change of Control has occurred, the payment of the compensation, to the extent not currently deductible, will be delayed until December 1 of the second Fiscal Year that commences after the expiration of the applicable Performance Period.
IN WITNESS WHEREOF, Quanex has executed this Agreement this 21st day of November, 2006 to be effective as stated above.

QUANEX CORPORATION

By:	/s/ Kevin P. Delaney

Title:	Senior Vice President — General Counsel and Secretary